Exhibit 6.23

REPAYMENT AGREEMENT

Dated as of February 17, 2017

This Repayment Agreement, dated and effective as of the date first set forth above (as amended, restated or modified from time to time, this “Agreement”), and is entered into by and between Ronco Brands, Inc., a Delaware corporation (“Guarantor”), Ronco Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Guarantor (“Borrower”), and RNC Investors, LLC (the “Lender”). Each of Guarantor, Borrower and Lender may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Borrower is the borrower pursuant to that certain Amended and Restated Secured Promissory Note, originally issued on January 14, 2011 and amended and restated on September 30, 2011, originally between Ronco Acquisition, LLC (“Ronco Acquisition”) as holder and Borrower as borrower, which was acquired from Ronco Acquisition by RFL Enterprises, LLC (“RFL”) and which RFL has subsequently assigned to Lender, as attached hereto as Exhibit A (the “Laurus Note”), pursuant to which Lender is now the lender/payee thereunder;

WHEREAS, Borrower is also indebted to Lender pursuant to an additional loan, which has a currently outstanding and payable amount of $1,500,000 and which is evidenced by the Loan Agreement by and between the Lender and Borrower dated as of the date hereof (the “Loan Agreement”) and the promissory note as attached to the Loan Agreement as Exhibit A (the “2nd Note”, and, together with the Laurus Note, collectively the “Notes” and each a “Note,” with such loan evidenced by the 2nd Note being referenced herein as the “Loan”);

WHEREAS, Guarantor has guaranteed certain obligations of Borrower to Lender under the Notes and the Loan pursuant to that certain Guaranty Agreement by and between Guarantor and Lender, dated as of the date hereof (the “Guaranty Agreement”); and

WHEREAS, the Parties hereto now wish to set forth certain agreements between them related to the Notes and the repayment thereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound, hereby do agree as follows:

1.	Debt. The Parties acknowledge and agree that the outstanding amount under the Laurus Note as of December 31, 2016 totals $12,323,072.32, and the current outstanding amount under the 2nd Note as of December 31, 2016 totals $1,500,000.00, resulting in a total amount owned by Borrower (and Guarantor pursuant to the Guaranty Agreement), of $13,823,072.32 (collectively, the “Current Debt”).

2.	Repayment. Notwithstanding the amount of the Current Debt and the repayment terms thereof as set forth in the Notes, and further notwithstanding any contrary provisions of the Notes, the Parties acknowledge and agree that the repayment of the Notes shall be limited to, and shall be made, as follows:

(a)	In the event that either Borrower or Guarantor undertake one or more sales or issuances of either of their securities following the Effective Date (each, an “Issuance”), following the payment of all related underwriter/placement agent commissions and reimbursements, offering expenses and credit card fees (the forgoing expected to total $3,400,000), the first $4,000,000 received by either of Borrower or Guarantor from such Issuances shall be paid to Lender as partial payment under the Laurus Note (leaving a balance on the Laurus Note of $8,323,072 of principal and accrued interest as of December 31, 2016).

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(b)	Borrower and Guarantor shall thereafter be entitled to retain the next $5,000,000 received by Borrower or Guarantor from any Issuances, to be used by Borrower and Guarantor for working capital and general corporate purposes.

(c)	Borrower and Guarantor shall thereafter pay to Lender the next $2,500,000.00 as partial payment under the Laurus Note (leaving a balance on the Laurus Note of $5,323,072 of principal and accrued interest as of December 31, 2016).

(d)	Borrower and Guarantor shall thereafter be entitled to retain the remaining proceeds received by Borrower or Guarantor from any Issuances, to be used by Borrower and Guarantor for working capital and general corporate purposes.

(e)	For the avoidance of doubt, the Parties acknowledge and agree that any amounts outstanding under the Notes at any time shall continue to accrue interest at the rate stated in the Notes, until such amounts are fully paid.

3.	Conflict.

(a)	To the extent that the provisions of Section 2 conflict with the terms of the Laurus Note, the Laurus Note shall be deemed amended to provide as set forth in Section 2, and the terms and conditions of the repayment of the Laurus Note shall be controlled by such Section 2 following the date hereof. Other than as amended or deemed amended herein, the Laurus Note shall remain in full force and effect.

(b)	Upon fulfillment by Borrower or Guarantor of the repayment obligations as set forth in Section 2, the Laurus Note and the Loan and the 2nd Note shall be deemed paid in full, and shall be of no further force or effect.

4.	Notices. All notices, demands or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including email with return receipt requested and received) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addresser) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified, or if sent via email, when return receipt has been received:

If to Lender:

RNC Investors, LLC

Attn: John Kleinert

1800 Route 34 North, Building 4, Suite 404A

Wall, NJ 07719

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If to Guarantor or Borrower:

Ronco Brands, Inc.

Attn: Bill Moore

1800 Route 34 North, Building 4, Suite 404A

Wall, NJ 07719

Email: bill@ronco.com

5.	Governing Law. This Agreement shall be governed and controlled by and in accordance with the laws of the State of New York without regard to its conflict of laws provision. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie exclusively in the Circuit Court in and for Palm Beach County, Florida. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against any Party on the basis of sole authorship. The Parties agree that the successful Party in any suit related to this Agreement (as determined by the applicable court(s)) shall be entitled to recover its reasonable attorneys’ fees and expenses related thereto, including attorneys’ fees and costs incident to an appeal.

6.	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7.	Remedies. Each of the Parties acknowledges and agrees that the remedy at law available to the other Party for breach of any Party’s obligations under this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, each Party acknowledges, consents and agrees that, in addition to any other rights or remedies that any Party may have at law, in equity or under this Agreement, upon adequate proof of a violation by any other Party of any provision of this Agreement, the first Party will be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or requirement to post a bond.

8.	Entire Agreement. This Agreement, the Laurus Note and the Guaranty Agreement set forth the entire agreement between the Parties with respect to the subject matter hereof and fully supersedes any prior agreements or understandings between the Parties with respect to the subject matter hereof. The Parties acknowledge that each has not relied on any representations, promises, or agreements of any kind made to the other in connection with each Party’s decision to accept this Agreement, except for those set forth in this Agreement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, the provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The Parties have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement.

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9.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all of the Parties wherein specific reference is made to this Agreement.

10.	Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

11.	Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.	Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement, which any such Party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

13.	No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any person or entity not a Party or a permitted assignee of a Party to this Agreement.

14.	Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

15.	Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed and delivered this Agreement as of the day and year first above written.

Ronco Brands, Inc.

By: /s/ William M. Moore

Name:     William M. Moore

Title:       Chief Executive Officer

Ronco Holdings, Inc.

By: /s/ William M. Moore

Name:     William M. Moore

Title:       Chief Executive Officer

RNC Investors, LLC

By: /s/ John C. Kleinert

Name:     John C. Kleinert

Title:       Managing Member

[Signature page to Repayment Agreement]

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Exhibit A

Laurus Note

(Attached)

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